UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2017

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham,  MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (781)  895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

See Item 8.01 which is incorporated into this Item 3.02 by reference.

ITEM 8.01.  OTHER EVENTS

On September 11, 2017, ImmunoGen, Inc. (also referred to as “our” or “ImmunoGen”) completed the exchange of $84.9 million in aggregate principal amount of our 4.50% Convertible Senior Notes due 2021 (“2021 Notes”) for newly issued shares of our common stock, par value $0.01 per share (the “Common Stock”), pursuant to privately negotiated exchange agreements entered into between ImmunoGen and a limited number of holders (“Noteholders”) of 2021 Notes (the “Exchanges”). We issued an aggregate of 22,604,196 shares of Common Stock (the “Shares”) in the Exchanges in four tranches occurring on September 6, 2017, September 7, 2017, September 8, 2017 and September 11, 2017. The Shares represent an aggregate of approximately 2,331,986 shares more than the number of shares into which the exchanged 2021 Notes were convertible under their original terms.

As a result of the Exchanges, (a) the outstanding aggregate principal amount of the 2021 Notes was reduced to $15.1 million and (b) approximately 112,220,570 shares of Common Stock are now issued and outstanding.

The Noteholders are institutional “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  The issuance of the Shares in the Exchanges was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: September 12, 2017	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer